Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated December 6, 2022 in the Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of Ohmyhome Limited and its subsidiaries (collectively the “Company”) as of December 31, 2020 and 2021, and the related consolidated statements of operations and comprehensive loss, changes in shareholders’ equity, and cash flows in each of the two-year period ended December 31, 2021, and the related notes included herein.

San Mateo, California	WWC, P.C.
December 6, 2022	Certified Public Accountants
PCAOB ID: 1171